UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: October 19, 2009

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

In connection with Rite Aid Corporation’s (“Rite Aid”) previously announced offering of $250 million aggregate principal amount of senior secured notes due 2019 (the “Notes”), Rite Aid presented information to investors regarding estimated cost savings for fiscal 2010 under certain operating initiatives.  Rite Aid estimates that its previously announced segmentation initiatives, which apply tailored operating strategies to Rite Aid’s high and low volume stores will result in cost savings of approximately $150 million in fiscal 2010.  Rite Aid also estimates that its previously announced “all-store” initiatives, which include a focus on growing prescription count, controlling labor costs, reducing shrink expense, reducing supply chain costs, increasing private brand penetration and reducing working capital, will result in cost savings of approximately $200 million in fiscal 2010.  The Company considered the impact of these savings when developing its current guidance for fiscal 2010.  The Company expects the positive impact of these savings to be offset by reductions in pharmacy gross margin, caused by reimbursement rate pressures, fewer new generics and the impact of recently implemented AWP cost adjustments on its Medicaid business, and increases in labor rates and benefit costs.

The information in this Item shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01. Other Events

Copies of certain of the slides presented to investors in connection with Rite Aid’s offering of the Notes are filed as Exhibit 99.1 and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

99.1  Additional Investor Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 19, 2009	By:	/s/ Marc Strassler
	Name:	Marc Strassler
	Title:	Executive Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Additional Investor Information